Exhibit 99.1

    ArthroCare Reports Third Quarter Revenue Growth of 30 Percent; Earnings Per Share Increases 60 Percent to $0.16 Per Diluted Share

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 19, 2004--ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today for the third quarter ended Sept. 30, 2004, the company reported product revenues of $36.8 million, a 29 percent increase over the $28.6 million recorded in the same quarter of the previous year. Total revenues, which include product revenues, license fees and royalties, for the third quarter were $38.2 million, a 30 percent increase over the $29.4 million reported in the third quarter of 2003.
    ArthroCare reported net income of $3.6 million, or $0.16 per diluted share, for the third quarter of 2004, including approximately $350,000 of non-recurring expenses related to the transfer of controller manufacturing to Costa Rica. In the third quarter of 2003, the company reported net income of $2.1 million, or $0.10 per diluted share.


                           Q3 SUMMARY TABLE

                                               Q304    Q204    Q303
----------------------------------------------------------------------
Product Sales                                $36.8 M $35.9 M  $28.6 M
----------------------------------------------------------------------
License Fees, Royalties and Other Revenues    $1.4 M  $1.8 M $881,000
----------------------------------------------------------------------
Total Revenues                               $38.2 M $37.7 M  $29.4 M
----------------------------------------------------------------------
Net Income                                    $3.6 M  $3.1 M   $2.1 M
----------------------------------------------------------------------
Earnings Per Diluted Share                     $0.16   $0.14    $0.10
----------------------------------------------------------------------


    FIRST NINE MONTHS OF 2004

    For the first nine months of 2004, total revenues reached $111.4 million compared with $86.3 million in the same period of 2003. The product sales portion of revenue increased to $107.0 million in 2004 compared to $83.4 million in 2003. Net income for the nine-month period was $8.3 million or $0.36 per diluted share, compared to nine-month net income of $4.7 million, or $0.21 per diluted share in the previous year.

    REVENUE

    In addition to third quarter product sales of $36.8 million, license fees, royalties and other revenue were $1.4 million in the third quarter of 2004 compared to $881,000 in the third quarter of 2003. International sales increased 30 percent compared to the same period last year and represented 25 percent of product sales during the quarter.

    BUSINESS UNIT PERFORMANCE

    The Sports Medicine business unit produced year-over-year revenue growth of 16 percent during the quarter ended Sept. 30, 2004 compared with the same period of 2003, and represented 63 percent of total product revenue. Sales in the Spine business unit increased 61 percent during the quarter compared to the third quarter of 2003 and represented 16 percent of product sales. The third quarter increase in ENT product sales over the comparable period of last year was 59 percent, with ENT sales representing 20 percent of product revenue during the quarter. This growth continues to be driven by tonsillectomy sales in the United States, where ArthroCare estimates Coblation technology is being used in nearly 20 percent of all tonsillectomies performed.

    OPERATIONS

    Product margin was 66 percent in the third quarter of 2004, compared to 67 percent in the previous quarter and 68 percent in the year-ago quarter. Gross margin was 68 percent in the third quarter of 2004, compared to 68 percent in the previous quarter and 69 percent in the year-ago quarter. Margins for the third quarter of 2004 include the one-time charge related to the transfer of controller manufacturing to Costa Rica.
    Operating expenses for the third quarter increased 19 percent compared to the third quarter a year ago. Research and development and sales and marketing expenses decreased as a percentage of product revenue compared to the third quarter of 2003 -- from 11 percent to 9 percent and 41 percent to 38 percent, respectively.
    General and administrative expenses remained flat as a percentage of product revenue compared to the third quarter of 2003 at 12 percent. While legal expenses in the third quarter were lower than those incurred in the year-ago quarter, expenses related to corporate governance initiatives, specifically Sarbanes-Oxley Section 404 compliance, were significantly higher.
    ArthroCare generated cash during the third quarter, increasing its cash and available-for-sale securities balance by $7.7 million before making an early repayment of its outstanding $15 million debt related to the Parallax acquisition. After making this payment, ArthroCare ended the third quarter with $18.5 million in cash and available-for-sale securities.

    RECENT CORPORATE DEVELOPMENTS

    -- ArthroCare reached a definitive agreement to acquire Opus Medical, an innovative developer and manufacturer of soft tissue orthopedic repair systems, subject to certain closing conditions. Under terms of the agreement, ArthroCare will acquire all of the capital stock of Opus Medical for $30 million in cash and $60 million of ArthroCare stock payable at the close (subject to adjustment based on ArthroCare's average stock price at the close). The agreement also calls for an additional delayed payment of $40 million and a contingent payment based on Opus' 2005 net sales, payable in cash or stock at ArthroCare's election (subject to certain restrictions), in the first quarter of 2006. Opus Medical's first commercial product -- the AutoCuff(R) anchoring system -- is designed to enable surgeons to easily perform total arthroscopic rotator cuff surgery in combination with arthroscopic tissue modification or ablation devices, such as ArthroCare's Coblation(R)-based ArthroWands(R).

    -- At the annual meeting of the American Academy of Otolaryngology, Dr. David Walner and Dr. Kay Chang presented study results that confirm the benefits of Coblation
        Tonsillectomy over the traditional method of electrocautery, including more rapid recovery, decreased need for post-operative narcotics and a quicker return to a regular diet.

    -- ArthroCare successfully completed the transfer of controller manufacturing to its high-volume, tax-advantaged manufacturing facility in Costa Rica. This facility now manufactures all high-volume Coblation products.

    -- ArthroCare paid off its existing $15 million term loan related to the Parallax Medical acquisition. On Friday, Oct. 15, 2004, ArthroCare closed on a new credit facility of $50 million, which will be used to fund the Opus Medical acquisition. This credit facility consists of a $30 million term loan and a $20 million revolving credit with essentially the same terms as the previous credit facility.

    -- ArthroCare was ranked #135 in Forbes magazine's list of "The 200 Best Small Companies." To qualify for the list, companies had to show a consistent pattern of positive growth during a five-year period, as well as over the last 12 months. Additionally, Forbes selected companies with sales in the $5 million to $750 million range, net profit margins greater than five percent, and share prices above $5 as of Oct. 1, 2004.

    -- Jack Giroux was promoted to senior vice president and president of the Sports Medicine business. Giroux was formerly ArthroCare's senior vice president of surgical business units and has extensive experience growing and managing dynamic businesses. Prior to joining ArthroCare, he was executive vice president of commercial operations for Guava Technologies and president of ReSound North America, where he was responsible for increasing sales and profits of the company's Hearing Health Care business and managing the unit's marketing, sales, finance, manufacturing and quality functions. Giroux replaces Jim Pacek who is leaving ArthroCare and relocating to Arvada, Colo., where he will serve as president of ELA Medical Inc. and vice president of U.S. Cardiac Rhythm Management for Sorin Group, North America.

    "We are pleased to promote Jack to head up our Sports Medicine business," said Michael A. Baker, president and chief executive officer for ArthroCare. "This portion of our company is poised to become the leader in its industry, and we are confident Jack will expertly guide the business unit to that position. On behalf of everyone at ArthroCare, I extend Jim our deep appreciation for his many contributions to the company, and we wish him well in his new endeavors.
    "Regarding our third quarter, we continued to generate strong growth in revenue and profitability across the company. In addition, we took a significant step towards expanding our leadership position in the fastest-growing and most-profitable segments of the sports medicine market by signing a definitive agreement to acquire Opus Medical. We look forward to closing this acquisition by year-end and officially integrating this leading soft tissue repair innovator into our company."

    BUSINESS OUTLOOK

    The following statements are based on current expectations on Oct. 19, 2004. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.

    ArthroCare's business outlook for fiscal 2004 remains unchanged -- excluding the impact of the Opus Medical acquisition -- and is as follows:

    -- ArthroCare expects earnings per share (EPS) for fiscal 2004 to be between $0.52 and $0.56, with an assumed share count of
        23.1 million.

    -- The company anticipates fiscal 2004 product revenue to grow in excess of 20 percent compared to 2003 revenues.

    -- ArthroCare expects to improve operating margins by 4-5 percentage points in 2004 compared with 2003.

    -- The company also currently expects the effective tax rate for 2004 to be approximately 27 percent.

    ArthroCare's business outlook for fiscal 2005 remains unchanged -- including the anticipated impact of the Opus Medical acquisition -- and is as follows:

    -- ArthroCare anticipates fiscal 2005 product revenues will grow by at least 30 percent compared to 2004 revenues.

        -- The company expects sales of its existing Sports Medicine products to grow by at least 10 percent over 2004 revenues. It expects sales of Opus Medical products to grow by at least 50 percent, and the combined revenues of the Sports Medicine business unit to grow by at least 25 percent.

        -- Spine revenues are expected to grow by at least 20 percent.

        -- ENT revenues are anticipated to grow by at least 30 percent.

    -- The company expects an operating margin improvement of 3 percentage points compared with 2004, with 1 percentage point coming from improvement in gross margin.

    -- ArthroCare also currently expects the effective tax rate for 2005 to remain the same at approximately 27 percent.

    -- With an assumed share count of 26.5 million after the close of the Opus Medical acquisition, ArthroCare expects EPS to continue to grow more rapidly than revenues and to meet or exceed the current 2005 First Call consensus of $0.84.

    CONFERENCE CALL

    ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. The call will be simultaneously Webcast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through Nov. 1, 2004. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21211248.

    ABOUT ARTHROCARE

    ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive surgical products, many of which are based on its patented Coblation technology. Coblation uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in more than three million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    SAFE HARBOR STATEMENTS

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2004 and 2005, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, and the uncertainty of protecting the company's patent position, the risk that the acquisition of Opus may not occur or that sales of Opus products will not be as high as anticipated, and the risk that we may incur unanticipated or unknown losses or liabilities if we complete the acquisition of Opus. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2003, and the 10-Q for the quarter ended June 30, 2004. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.


                        ARTHROCARE CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                 Three Months Ended           Nine Months Ended
              Sept. 30  June 30            Sept. 30 Sept. 30
                2004     2004   Variance     2004     2003   Variance
              --------  ------- --------   -------- -------- --------
Revenues:
 Net Product
  Sales       $36,811  $35,904     $907   $107,007  $83,409  $23,598
 Royalties,
  fees and
  other         1,383    1,761    ( 378)     4,441    2,933    1,508
               ------   ------   ------    -------   ------   ------
   Total
    revenues   38,194   37,665      529    111,448   86,342   25,106

Cost of
 product sales 12,395   11,867     (528)    37,342   26,325  (11,017)
               ------   ------   ------     ------   ------   ------

 Gross profit  25,799   25,798        1     74,106   60,017   14,089
               ------   ------   ------     ------   ------   ------
     Product
      Margin      66%      67%                 65%      68%
     Gross
      Margin      68%      68%                 66%      70%

Operating
 expenses:
 Research and
  development   3,189    3,531      342      9,840    8,321   (1,519)
 Sales and
  marketing    13,916   14,088      172     42,332   34,611   (7,721)
 General and
  adminis-
  trative       4,305    4,302       (3)    11,925   11,982       57
               ------   ------   ------     ------   ------   ------
   Total
    operating
    expenses   21,410   21,921      511     64,097   54,914   (9,183)

Income from
 operations     4,389    3,877      512     10,009    5,103    4,906
Interest and
 other
 income, net      572      434      138      1,412    1,636     (224)
               ------   ------   ------     ------   ------   ------
Income before
 income tax
 provision      4,961    4,311      650     11,421    6,739    4,682
     Net
      Operating
      Margin      13%      11%                 10%       8%

Income tax
 provision      1,340    1,164     (176)     3,084    2,089     (995)
               ------   ------   ------     ------   ------   ------

Net income     $3,621   $3,147     $474     $8,337   $4,650   $3,687
               ======   ======   ======     ======   ======   ======

Basic net
 income per
 share          $0.17    $0.15    $0.02      $0.39    $0.22    $0.17
               ======   ======   ======     ======   ======   ======

Shares used in
 computing
 basic net
 income per
 share         21,411   21,159              21,203   20,908

Diluted net
 income per
 common share   $0.16    $0.14    $0.02      $0.36    $0.21    $0.15
               ======   ======   ======     ======   ======   ======

Shares used in
 computing
 diluted net
 income
 per share     23,194   22,765              22,926   21,740




                        ARTHROCARE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                    September 30,    December 31,
                                        2004             2003
ASSETS                              ------------     -----------
Current assets:
 Cash and cash equivalents            $18,450          $20,890
 Accounts receivable, net of
  allowances                           27,908           24,122
 Inventories                           37,376           33,072
 Prepaid expenses and other current
  assets                                9,030            6,921
                                       ------           ------
    Total current assets               92,764           85,005

Available-for-sale securities                           10,428
Property and equipment, net            28,271           23,493
Related party receivables               1,075            1,205
Other assets                           46,960           18,007
                                       ------           ------

    Total assets                     $169,070         $138,138
                                      =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                      $7,254           $6,808
 Accrued liabilities                    8,527            4,082
 Accrued compensation                   6,101            5,323
 Income taxes payable                   2,856            1,122
                                       ------           ------
    Total current liabilities          24,738           17,335

 Loan Payable                               -                -
Other liabilities                       3,825              155
                                       ------           ------
    Total liabilities                  28,563           17,490
                                       ------           ------

    Total stockholders' equity        140,507          120,648
                                      -------          -------

      Total liabilities and
       stockholders' equity          $169,070         $138,138
                                      =======          =======

    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 512-391-3967 (Investors)
                 or
             Haberman & Associates
             Jon Zurbey, 612-372-6446 (Media)
             jon@habermaninc.com